UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PRUSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 27, 2015

INTERPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Texas

(State or Other Jurisdiction of Incorporation)

1-35267	75-1549797

(Commission File Number)	(IRS Employer Identification No.)

4240 International Parkway, Suite 105, Carrollton, Texas	75007

(Address of Principal Executive Offices)	(Zip Code)

(214) 654-5000 (Registrant’s Telephone Number, Including Area Code) Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(C))

Item 1.01. Entry into a Material Definitive Agreement.

On August 27, 2015, Interphase Corporation (“Interphase” or the “Company”) entered into a Manufacturing Agreement (the “Agreement”) with VirTex Enterprises, LP (“VirTex”) whereby Interphase will outsource to VirTex the production and fulfillment of all of Interphase’s products. Such outsourcing allows Interphase to cease its own production activities, which will in turn allow it to reduce overhead and focus its efforts and financial resources on penveu® sales and marketing activities.

Under the Agreement, Interphase will periodically submit orders for products, and VirTex will perform all aspects of production and fulfillment for those products, including procuring raw materials, production planning, manufacturing, quality control, packaging, and delivery, in accordance with the specifications submitted by Interphase. Interphase will submit monthly rolling-12-month, non-binding (except as stated in the Agreement) forecasts of product production activities to VirTex. The fees payable by Interphase to VirTex for the manufacturing services and the packaging and shipping services performed by VirTex will vary by particular product, as stated in the Agreement, and will be subject to adjustment from time to time under the Agreement.

VirTex is an electronics manufacturing services provider for original equipment manufacturers and other parties in accordance with detailed specifications provided by such parties. Under the Agreement, VirTex agreed that its services would meet specified standards, which are at least the equivalent of Interphase’s current standards, to ensure the quality and consistency of the products manufactured and shipped for Interphase.

The Agreement commenced on August 27, 2015 and will continue for an initial term ending June 30, 2018. At the end of that initial term and each anniversary thereof, the term of the Agreement will automatically renew for 12 months, unless either party terminates the Agreement upon 90 days’ prior written notice. The Agreement may also be terminated by a party, upon 60 days’ written notice, in the event of an uncured material breach of the Agreement by the other party. The Agreement contains commercially typical representations and warranties, limitations on liabilities, and indemnification obligations of the parties.

The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the Agreement itself, a copy of which will be filed as an exhibit to Interphase’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2015.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On August 28, 2015, Interphase committed to a plan intended to result in savings of approximately $450,000 to $1.1 million in annualized operating costs. These actions aim to mitigate gross margin erosion by reducing manufacturing and operations costs.

As part of this plan, the Company expects to reduce the number of its employees by approximately 30% to 45%. The Company expects to incur charges for one-time termination benefits in the range of $70,000 to $160,000, most of which will be cash expenditures. The Company expects to substantially complete the actions associated with the plan during the third quarter of 2015.

Item 8.01. Other Events.

On August 28, 2015, the Company issued a press release in connection with the Agreement described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 – Press Release issued by the Company dated August 28, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interphase Corporation

By: /s/ Jennifer J. Kosharek
Date: August 31, 2015	Title: Chief Financial Officer, Secretary
Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit 99.1	Press Release dated August 28, 2015 (filed herewith)